Exhibit 99.1

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   Conference Call Transcript

   DBRN - Q4 2005 Dress Barn Earnings Conference Call

   Event Date/Time: Oct. 11. 2005 / 9:00AM ET
   Event Duration: N/A

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CORPORATE PARTICIPANTS
 David Jaffe
 Dress Barn - CEO

 Armand Correia
 Dress Barn - CFO

 Keith Fulsher
 Dress Barn - Chief Merchandising Officer, Dress Barn

 Lisa Rhodes
 Dress Barn - Chief Merchandising Officer, Maurices



CONFERENCE CALL PARTICIPANTS
 Chris Kim
 JP Morgan - Analyst

 Dennis Van Zelfden
 SunTrust Robinson Humphrey - Analyst

 Erin Moloney
 Merriman Curhan Ford & Co. - Analyst

 Margo Murtaugh
 Snyder Capital Management - Analyst

 Jerry Kaplan
 Value Line, Inc. - Analyst

 John Curty
 Principal Global Investors - Analyst

 Steve Martin
 Slater Asset Management - Analyst

 PRESENTATION



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Operator


 Good day, ladies and gentlemen, and welcome to the Q4 2005 Dress Barn earnings conference call. My name is Dana and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. Now I would like to turn the presentation over to your host for today's call, David Jaffe, CEO. Please proceed, sir.


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 David Jaffe  - Dress Barn - CEO


 Thank you. Good morning, everyone, and thank you for joining us today for a review and discussion of our financial results for fourth quarter and year end. Joining me are Armand Correia, CFO; Keith Fulsher, Chief Merchandising Officer for Dress Barn; and Lisa Rhodes, Chief Merchandising Officer for Maurices. Before our prepared remarks, Armand would like to make a few introductory comments.


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 Armand Correia  - Dress Barn - CFO


 Thank you, David. Announcement of this conference call has previously been issued across the newswire services. A digital playback of this call is being made available until November 11, 2005, and information on accessing this playback is available on the earnings release that was issued across the newswire services earlier this morning. Again, as a reminder, the call is being recorded, and I would like to begin with the Company's disclosure statement.

Today's discussions could contain certain statements and responses to questions that may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated.

Information regarding risks and uncertainties are detailed in our Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KA for the fiscal year ended July 31, 2004, and our most recent Quarterly Report on Form 10-Q. We undertake no obligation to update or revise our forward-looking statements to reflect subsequent events or circumstances. Your participation to this call constitutes consent to these terms and conditions. The Q&A session will follow our prepared remarks.

I would now like to turn it back over to David Jaffe.


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 David Jaffe  - Dress Barn - CEO


 Thanks, Armand. A few overview comments. The strength of consumer spending continued throughout the summer, as evidenced by our strong comp sales performance for both of our chains. Fortunately, even with high gasoline prices, weak consumer confidence and a brief but dramatic CNN effect, Dress Barn and Maurices business came back quickly as Dress Barn rebounded to a plus 3 comp sales increase for September and Maurices to an impressive plus 11%.

In Maurices' case, we believe its real estate strategy of locating in small markets has benefited from the high price of gasoline as more customers have opted to make more purchases at conveniently located Maurices stores rather than spending their disposable income on gas to drive to the mall 40 miles away. They are using that money to buy more at Maurices.

While we were initially concerned about the Dress Barn customer pulling back her spending, we have seen results in line with our expectations in regions where we have had more seasonal weather. As I'm sure you all know, September was very warm in the Northeast, impacting our ability to sell sweaters. We're confident that our Northeast business will improve now that the cool weather has returned.

Our outlook for the remainder of the fall and the holiday season is positive. We are still in a fashion cycle and have a strong merchandise assortment. Both brands are well-positioned with proven styles that are in demand. Although we have heard rumblings about a very promotional holiday, at this time, based on our current level of activity, we see no need to plan above-normal levels of promotion for either chain.

Overall, we were very pleased with our performance for the fourth quarter, and now I would like to turn over to Armand to discuss the financials.


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 Armand Correia  - Dress Barn - CFO


 Thanks, David. Today, we reported our fourth-quarter results for the period ended July 30, 2005. I would like to point out that this year's quarterly financial results include the operations from both Dress Barn and Maurices, compared to only Dress Barn in the prior quarter -- prior-year quarter as well as the year.

For the fourth quarter, consolidated net income increased 143% to $33.6 million or $1.08 per share, compared to $13.8 million or $0.45 per diluted share in the prior year. There are certain and onetime items in both the current and prior year's fourth quarter that skewed our year-over-year comparisons. Earnings for the current year's fourth quarter were favorably impacted by an after-tax gain of approximately $22.8 million or $0.73 per diluted share from the reversal of a litigation judgment.

Also during this year's fourth quarter, the Company recorded certain after-tax charges of approximately $3 million or $0.10 per diluted share related to the write-off of unamortized bank fees for the repayment of our $100 million term loan, as well as consultant fees related to Sarbanes-Oxley compliance. Excluding the impact of these items, this year's fourth-quarter earnings would have been approximately $13.8 million or $0.45 per diluted share, in line with the First Call average estimates.

Earnings results in last year's fourth quarter were also $13.8 million or $0.45 per diluted share. Last year's results, however, were favorably impacted by an after-tax gain of $3.8 million for an extra reporting week during the quarter, as well as the reversal of some tax reserves. These items increased earnings per share by approximately $0.12 last year.

Excluding the impact of these items, last year's fourth-quarter earnings would have been approximately $10 million or $0.33 per diluted share. Therefore, excluding these items in the current and prior year's fourth quarter, on an apples-to-apples basis, adjusted net income increased to $13.8 million or $0.45 per diluted share this year, compared to adjusted net income of $10 million or $0.33 per share in the fourth quarter of the prior year.

We are pleased to have delivered better-than-expected quarterly earnings performance for both of our retail concepts. Our better-than-expected earnings performance was directly related to strong operating margins driven by above-planned sales. Total sales for the fourth quarter increased 48% to $307.1 million, compared to $208 million in the prior year. We achieved these strong results despite an additional week of sales in the year-ago fourth quarter, which contributed $11.7 million to that quarter.

Consolidated sales were obviously driven by the inclusion of Maurices, which was acquired January 2 of 2005, as well as by the strong comp sales increases we've recently achieved in both companies. Our combined quarterly comparable store sales increased 6% on top of a 4% increase last year. This includes Maurices in both comparisons.

As the fourth quarter progressed, the comparable store sales results continued to gain momentum for both Dress Barn and Maurices. As David indicated, June and July increasing 9%, increases in comps sales were achieved across all regions for both companies.

During the quarter, each brand increased its overall number of transactions, as well as the units per transaction. For Dress Barn, the number of transactions increased by 2.5% and units per transaction increased 1% or 3 per at an average price per unit of $20.50. For Maurices, the number of transactions increased by 5% and the units per transaction increased 1% to 2.5 per with an average price per unit of nearly $15.50.

Gross profit for the fourth quarter was 38.9%, compared to 39.8% in the fourth quarter of the prior year. The approximately 100-basis-point decrease was primarily due to the leverage on buying and occupancy costs from the extra sales week in the prior year's quarter. Fourth-quarter gross profit this year reflected a slight increase in markdowns as we aggressively cleared through our summer inventories and positioned ourselves for the transition to new fall assortments.

SG&A for the quarter was 28.1% of sales versus 27.7 in the prior year. The 40-basis-points increase in SG&A was primarily due to certain non-recurring and special items totaling $1.8 million. These include increased auditing and consulting costs for Sarbanes-Oxley compliance and the write-off of certain costs associated with the repayment of our term loans.

Excluding these items and normalizing the timing of some marketing expenses, we would've shown a fourth-quarter SG&A decrease of approximately 60 basis points or to 27.5, compared to 27.7. Let me repeat that. And it was really a decrease of 20 basis points to 27.5, compared to 27.7 in the fourth quarter last year. This improvement reflects some leverage from the 6% increase in comparable store sales, and as we've indicated before, we believe that to get leverage on SG&A, we're looking in the neighborhood of a 3% comp increase.

Depreciation expense in the fourth quarter was $10.5 million, compared to $6.1 million last year -- the increase was primarily due to the inclusion of Maurices -- whereas interest expense was $5.5 million compared to $500,000 last year. And again, this year's amount includes the write-off of unamortized underwriting fees as a result of our repayment of a $100 million term loan and interest expense of $1.1 million on our term loans and interest expense of approximately 700,000 on our 2.5% convertible note. The remaining 400,000 was applicable to a
5.3 fixed-rate mortgage on our property in Suffern.

The income tax provision in the fourth quarter increased to 39.5 to true up for an annual effective rate of 38.7. This compares to last year's quarterly rate of 25.7, which was favorably impacted by the reversal of certain tax orders that were settled. For the fiscal year ended July 30, 2005, which includes operating results from Maurices as of January 2005, net earnings increased 70% to $52.6 million or $1.72 per diluted share. This compared to $30.9 million or $1.03 per diluted share reported for the prior year. This year's earnings, excluding the impact of the previously discussed special items, would've been approximately $36.2 million or $1.18 per diluted share.

Last year's earnings, excluding the impact of the extra reporting week that previously we discussed and the reversal of these certain tax reserves, would've been approximately $27.1 million or $0.90 per diluted share.

Our sales -- our net sales for the 52-week period ended July 30, 2005, increased 33% to slightly over $1 billion, compared to $754.9 million for the prior-year period. Comparable store sales for the fiscal year increased 5%.

As far as comments on our balance sheet, inventory levels of both Dress Barn and Maurices were well-controlled, tightly managed and more current than last year. The overall increase, of course, includes the addition of Maurices' inventories. Dress Barn's overall inventory levels were flat compared to last year, as well as flat on an average store basis, while Maurices' average store inventories increased 5% versus last year on an average store basis and in line with plans and the strong sales trend.

We're pleased with the better-than-expected sales performance for both Dress Barn and Maurices over the past several months. Although sales momentum slowed a bit during September, compared to the performance of prior months, we still announced strong August comp sales increases of 11% and a solid 6% increase for the month of September, with Dress Barn increasing 3% during September and Maurices increasing 11%.

We believe the slowdown in the Dress Barn business was primarily due to warmer-than-average weather in the Northeast particularly, and the Katrina impact during September. The warm weather hurt sweater selling, which is a key selling category for September. In other regions of the country, where weather was more seasonal, sales continued to be strong.

We believe the effect of the hurricane had on September was approximately $1 million, but less than 1% effect on our overall comp sales results. We still have six stores closed as of today, and two have significant damage. We had approximately 20 other closings for a period of time anywhere from two days to two weeks.

As we look ahead to 2006 fiscal year, we are off to a strong start for our first fiscal quarter. For the month of October, we are planning for a 3% comp increase, and quarter to date, our comp sales are running in the mid-single positive range.

We're also pleased with the better-than-expected level of fall selling during our first two months of the quarter versus last year. This is expected to favorably impact our first-quarter results. For the current first quarter, we are up against easy comp sales comparisons for both companies. Last year, Dress Barn increased 1% and Maurices increased 2%.

Now turning to synergies, as we promised on our last conference call, we promised that we would give you a little more color on the various synergies that we've identified and implemented as a result of the Maurices acquisition. To date, we have quantified approximately $10 million in savings that will favorably impact earnings per share next year by approximately $0.20. These synergies include direct sourcing, renegotiated national contracts, combined purchasing and improved productivity efficiencies.

At this time, we're pleased to announce earnings guidance for 2006 fiscal year. For the 2006 fiscal year ended July 29, 2006, the Company expects sales to be in the range of $1.230 billion to $1.240 billion and diluted earnings per share to be in the range of $1.60 to $1.65, net of expensing of stock options. This is based on the store growth assumptions that David will address shortly and a comp sales assumption of 3.5% for Dress Barn and 4% for Maurices.

For the first fiscal quarter ended October 29, 2005, we're not providing earnings guidance at this time, but have announced better-than-expected August and September sales numbers, which should easily translate to earnings.

I would now like to turn the call over to Keith Fulsher, Dress Barn's Chief Merchandising Officer.


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 Keith Fulsher  - Dress Barn - Chief Merchandising Officer, Dress Barn


 Thanks, Armand. As Armand has stated, we're very pleased with the sales and margin performance for the quarter and the season at our Dress Barn stores. These results were driven by our continued emphasis in presenting unique, fashionable assortments to our customers and our focus on lifestyle merchandising, where we present outfits on the selling floor by end-use and color story.

In addition, color drove the business during the quarter, with white and brown being the strongest base colors, accented by greens, turqs and oranges. By category, our sportswear business was excellent. Novelty knit tops, bare categories such as tanks and camisoles, glasses with feminine details such as lace trims and ruffles, tiered skirts, capris and crop pants, and embroidered items in general were all good sellers.

The boho look in general proved to be very strong. As has been the story for the past few quarters, our jewelry and accessory business delivered results well above plan. We're very pleased with the performance of our Dress Barn Woman division, as our focus on providing more fashion for the large-size customer is paying off. And we see this strong trend in the women's business continuing through the balance of the fall season.

In addition, we continue with our strategy of converting earlier to the next season, which is helping drive both sales and gross margin, as is evidenced by our strong plus 15 comps for the month of August.

Concession sourcing -- although we are taking advantage of the opportunities presented by the dropping of all WTO quotas this past January, we continue with our strategy of maintaining a diversified country of origin base. We review each merchandise category and move production as needed, and as a result, we have not been impacted by any of the safeguards imposed during the last several months.

In summary, our inventories are in good shape and are more current than last year, and I'm confident that our merchandise assortments for the important holiday season are untargeted. And now I would like to turn it over to Lisa Rhodes.


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 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 Thank you, Keith. Well, as mentioned, we at Maurices were pleased with our performance in both casual and dressy collections. Several classifications contributed to our strong sales results in the quarter. Bare tops, embellished, novelty hems, as well as fashion basics were all key. Tiered skirts, gauchos and denim drove the bottoms increases. As Keith mentioned, jewelry continued its strong trend, with necklaces and bracelets proving to be most important.

Having the right mix of color remains essential. Similar to Keith's comments, browns, greens and turqs were important, complemented by whites and neutrals, which were excellent.

Key to the quarter's results were average selling price growth. In spite of the higher penetration of jewelry within the sales mix, we were able to increase our average selling price 5% for the quarter. Our timely transition out of spring products and into back-to-school early fall looks produced a better balance of regular price sale to clearance late in the quarter. This has positioned us well for a good start to the new fiscal year.

As previously mentioned, our strong back-to-school results have us optimistic that we will maintain our positive trend through the balance of the fall season. I would now like to introduce David Jaffe.


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 David Jaffe  - Dress Barn - CEO


 Thanks, Lisa. First, on real estate, for the Dress Barn division, in fiscal '05 we opened 43 and relocated or closed 40 for a net square footage growth of about 1%. We also spent $8.5 million remodeling almost 300 stores, including nine full remodels. For the stores that were fully remodeled last year, we have an average list of 15% over the chain comp.

For '06, we plan to open about 40 stores and close about 30, again for a net square footage growth of approximately 1%, and we will continue to remodel stores opportunistically, where we think we can get that kind of bang.

For Maurices in fiscal '05, we opened up 47 stores and closed seven, a net square footage growth of 6. For '06, we plan to open 60 and close about 10, for a net square footage growth of approximately 9%. In addition to pursuing this small market real estate strategy, we have tested appropriate outlet centers, six now open and another three to open this fall. Initial results have been positive and we will be watching it closely as a potential new location strategy.

In marketing, on the Dress Barn side, our objective for fall is to keep spring's momentum going, continuing to build the brand while driving both new and existing customers into our stores. Our national brand image magazine campaign continues September through December in 10 lifestyle magazine publications, and we have added In Style, our first fashion publication.

Our PR initiatives resulted in approximately 75,000 impressions of fashion and caused related editorial coverage, including Oprah's Shop Smart and the CBS Early Morning Show. Strong promotional cadence of direct mail, gift with purchase offers, in-store offers keeps our message new and fresh. We have four compelling direct-mail pieces, two postcards and two fashion books, with a total distribution of 6.3 million planned for the fall holiday season.

Our fall sale postcards sent in early September generated an increased response rate and an increased ROI that was more than double last year's. Creating loyalty through our branding and our CM programs is a key strategic initiative. Through our credit card retention reactivation programs, e-mail blasts, best customer birthday cards and special gifts, as well as our Connections newsletter, sent to our platinum card customers, we have increased our three times customers by 5% and reduced our onetime purchasers by 7%.

Finally, our involvement in national charities such as the American Cancer Society, American Heart Association and Dress for Success, brought to the local community level, reinforces that Dress Barn cares about its customers and its associates.

Turning over to Maurices, our key focus for fall will be to continue to support Maurices' sales objectives by driving customers into our stores and building our brand. We have expanded the reach of our direct-mail and bounce-back programs by introducing in October a mailer coupon -- one for you and one for a friend; distributing outreach pieces with coupons to local businesses in order to bring in new customers; e-mail expansion to include our Maurices credit card customers; and Take Ten, our loyalty program for customers.

In December, we will send a thank-you card to our top 100,000 Maurices credit card customers. To bring customers back postholiday, we will offer our customers a bounce-back in the form of a gift tag attached to shopping bags, doubling our exposure compared to last year.

Our PR efforts are focused on building our editorial reach, enhancing awareness of the Maurices brand through product placement and additional coverage of both fashion and our cause-related marketing efforts. And in order to enhance customer loyalty, we will continue to focus on our private-label customers through various programs and offers such as our November credit limit increase for holiday purchases, the notification of in-store events through e-mails and credit inserts. Continual, consistent contact with these customers will result in continued momentum of the positive Maurices credit card statistics.

I'd like to conclude with a few comments. This has been a truly transformative year for Dress Barn. There are several key milestones that I would like to briefly recap. The Dress Barn chain continued its reinvigoration with a 5% comp for the year and improved merchandise margins.

The acquisition of Maurices partnered us with a strong team and a great brand. Its performance has substantially exceeded our initial projection. It diversifies our business and provides an excellent growth vehicle for our business in the years ahead.

We are gratified that the State Supreme Court of Connecticut unanimously overturned a judgment against us. This resulted in the release of a $41 million escrow. The escrow, along with our strong cash flow, enabled us to repay the entire 100 million term loan we had borrowed to fund the Maurices purchase in less than 10 months.

Our stock recently hit a new high and is up about 50% since the Maurices announcement.

We are proud of our achievements this year, but we are not resting on our laurels. In the coming year, our primary objective will be to drive the growth. This will be accomplished through three key initiatives. One, continue the reinvigoration of Dress Barn with a focus on merchandising and marketing. Two, continue the rollout of Maurices, while at the same time work to improve margins through improved operations as well as recognizing additional synergies with Dress Barn. Three, look for a new growth vehicle. As we evaluate this initiative, we will consider both acquisitions as well as in-house startups.

We're very excited about the new Dress Barn and I'm confident that we have the right concepts, sufficient resources and the best management team to take Dress Barn to the next level.

I would now like to take this time to thank our associates for their hard work and effort over the 2005 fiscal year. Our operational success and financial success would not have been possible without your commitment and dedication to our organization. I would also like to thank all associates who contributed to our matching gift program that we set up to assist the Katrina relief victims. In this state, we have raised and donated over $3 million. This is an effort that everyone can really be proud of.

Thank you for your interest in our Company, and operator, now I would like to open it up for questions.

 QUESTION AND ANSWER



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Operator


 (Operator Instructions). Chris Kim, J.P. Morgan.


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 Chris Kim  - JP Morgan - Analyst


 Congrats on a pretty solid quarter. So just looking at your margins in general, it looks like the down margins -- gross margins are clearly due to the mix shift. So can you give us some sense by division year over year how merchandise margins sort of shook out by division, for the fourth quarter, that is?


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 Armand Correia  - Dress Barn - CFO


 Again, I think as we stated before, when we look at merchandise margins, typically the Dress Barn merchandise margin runs in the range of mid-50 range, whereas Maurices runs more in the merchandise margin category down in the low 50 range. But when we report the other elements of occupancy cost, which as a percent of sales, Maurices leverages much better than the Dress Barn store, we look at it, and Maurices quite frankly had a very impressive margin performance during the quarter, as a result not only of their business but firmly controlling inventory. And when you put the entire piece together, both margin as well as the other costs that go into the margin -- or at least the gross profit category, Maurices fared a little better than the Dress Barn.


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 Chris Kim  - JP Morgan - Analyst


 Okay, but they were both up year over year?


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 Armand Correia  - Dress Barn - CFO


 Yes, they were.


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 Chris Kim  - JP Morgan - Analyst


 Okay. And also, just a question about the tax rate. How should we be looking at that going forward?


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 Armand Correia  - Dress Barn - CFO


 Going forward, I would say that you probably could utilize going forward into next year an effective rate of about 38%.


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 Chris Kim  - JP Morgan - Analyst


 Okay, and interest expense on an annual basis, that's obviously going to come down dramatically now that the 100 million term loan is behind you.


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 Armand Correia  - Dress Barn - CFO


 The only interest that we will be looking at going forward, Chris, will be certainly the 2.5% convertible note, and there's $115 million outstanding on that, and I don't think we have any reason to try to call that thing anytime soon. The other interest piece that will be continuing to go with us into the -- obviously the new year will be our 5.3% fixed-rate mortgage on the Suffern property, which we have outstanding approximately $31.5 million.

As far as other interest categories, will be very minimal. We do have some -- again, we will have a little interest on the term loan because, again, the final piece of the term loan, which was 10 million outstanding, was actually paid off in its entirety during the middle of the month of September. So you'll see a little interest expense in the first quarter.


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 Chris Kim  - JP Morgan - Analyst


 Okay, great. Thanks, guys. Good luck going forward.


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Operator


 Dennis Van Zelfden, SunTrust Robinson Humphrey.


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 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 I guess the first couple questions are for Armand. Armand, can you tell us what the earnings per share contribution of Maurices was in the fourth quarter and then for the full year?


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 Armand Correia  - Dress Barn - CFO


 Dennis, we really don't break it out that way. But I think it's fair to say that I can break out the fact that Maurices contributed at the operating income level for the fourth quarter approximately 42% of the operating income of the Company. And as far as the year, again, I think the year is a little misleading because we really only had Maurices with us since January. So that particular relationship would not be appropriate.


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 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 You are going to continue to report the comps separately, right?


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 Armand Correia  - Dress Barn - CFO


 That is correct.


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 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 Okay. Regarding your projections for the current fiscal year, '06, on that $1.60 to $1.65, what would you estimate the free cash flow to be?


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 Armand Correia  - Dress Barn - CFO


 We would estimate that we will probably have a free cash flow in the neighborhood of 60 -- somewhere in the $60 million range, possibly 60 to 70.


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 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 Okay. And then lastly, you said that the $1.60 to $1.65 included the expensing of stock options, correct?


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 Armand Correia  - Dress Barn - CFO


 That's correct.


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 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 Roughly how much is that?


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 Armand Correia  - Dress Barn - CFO


 We're estimating -- and again, we've done some preliminary analysis -- we think it's going to be in the range of $0.06 to $0.08.


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 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 Okay, and then -- that's it for now. Thanks.


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Operator


 Erin Moloney, Merriman Curhan Ford.


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 Erin Moloney  - Merriman Curhan Ford & Co. - Analyst


 First of all, just a clarification. I went to make sure I heard right. I thought you both said that the comp for Maurices in September was 11%, and I thought you reported 13%. Am I mistaken?


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 Armand Correia  - Dress Barn - CFO


 We are just doublechecking, but 11%. Lisa, do you agree?


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 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 I e-mailed George.


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 Armand Correia  - Dress Barn - CFO


 Let me break that down then (multiple speakers)


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 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 I think there's --


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 Armand Correia  - Dress Barn - CFO


 The comps for Maurices in the month of September increased 13% and Dress Barn increased 3%, so for a net in the month of September, we had an increase combined of 6%.


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 Erin Moloney  - Merriman Curhan Ford & Co. - Analyst


 Okay, I just wanted to clarify that. Thank you. And then looking on the store openings and closings for next year for each chain, I was just kind of curious at all if you could kind of weight those per quarter -- is it front-end- or back-end-loaded for the year, kind of -- you know?


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 Armand Correia  - Dress Barn - CFO


 For Maurices, it's a little less than a third will be in the front half of the fiscal year. And that's primarily in the fall. And then, the 40 will be scattered throughout the spring. Dress Barn is more evenly weighted, 20 and 20 or so fall and spring.


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 Erin Moloney  - Merriman Curhan Ford & Co. - Analyst


 Okay, great. And then I was just hoping maybe Keith and Lisa could talk a little bit on each chain and kind of the trends they are seeing headed into the holiday season in the merchandise.


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 Keith Fulsher  - Dress Barn - Chief Merchandising Officer, Dress Barn


 Lisa, do you want me to go first, or--?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 Sure, go ahead, Keith.


------------------------------------------------------------------------------
 Keith Fulsher  - Dress Barn - Chief Merchandising Officer, Dress Barn


 We continue to see great -- sportswear business is very strong. So our skirt business is terrific, all different lengths in skirts and novelty skirts. We feel very strong about dressy as a category, looking forward into the holiday season. A lot of newness there. We believe we have an opportunity as we convert earlier to more wear-now spring product to bring a lot more color into our assortments for the month of November and December. That's still a driver of the business, so we think there's an opportunity there.

And again, I look back to growth in jewelry and accessories. They've been terrific categories for us over the past few quarters, and we have continued focus in those areas and we see great growth going forward there. And as I've stated before, just our large size business in general has been good and is trending very well. And we consider -- we still see good growth out of that category throughout the whole fall season. Lisa?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 And at Maurices, the dressy business for the month of September was very strong and we see that continuing. The things that are really driving that are novelty bottoms, whether they be gauchos or tiered skirts, as well as novelty tops. Pretty much all bare when it comes to the tops, with layering pieces. The shrug and/or cocoon continues. Lots of metallics, lurex, piecing and lace being be very important in dressy, and within casual, the whole novelty T-shirt and top business has been very strong for us and complemented by both non-denim casual bottoms as well as denim bottoms.

Jewelry continues on all fronts, and we feel very good about it, just as with jet and beading because both black and brown are performing for us now as opposed to just brown. So we feel very strong about the trends for holiday.


------------------------------------------------------------------------------
Operator


 Margo Murtaugh, Snyder Capital.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 What is your CapEx number for the coming year and your G&A?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


This is Armand. We're estimating our CapEx will be in the range of 40 to probably $44 million.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay. So how about D&A?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 As far as depreciation, coincidentally, we're also probably going to be in that range, 41 to $42 million for the year.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay. And could you go over at all the $0.20 of synergies in a little more detail that you are expecting here?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 I could. As far as -- just giving a little more color where we're seeing the synergies breaking down regarding the pieces of the P&L. Again, as I indicated, we have identified 10 million in the synergies, and I would tell you that as it breaks down, somewhere in the neighborhood of 25% of that number or 2.5 million to 3 million will come in the area of margin as Maurices increases their portion of direct sourcing a bit. And the remaining piece will actually impact favorably the SG&A line.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay, is that from distribution, or what, exactly?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Again, it runs across the whole gamut. It would be things, as we indicated before, renegotiated national contract, where we tried to use the leverage of the combined two companies, and it does affect things like freight. It affects things like any purchasing of supplies and so forth. But it kind of runs the whole gamut. We have a list of these particular synergies that's probably 30 line items. And again, I don't think we need to get into that kind of detail.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay, and what percentage of Maurices would you expect to source directly?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 About 15%.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay. Why not more?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 At this point in time, as a fashion retailer, the lead times -- we're growing it smart and slowly to make sure that we stay fashion-right for our target customer.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay, makes sense. And what is it now? What is your percentage?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 It ran for 2005 just under 10%, and in conjunction with the 15%, the initial mark will also be higher than the initial mark on imports last year. So it's double-edged there.


------------------------------------------------------------------------------
 Margo Murtaugh  - Snyder Capital Management - Analyst


 Okay, great. Well, congratulations.


------------------------------------------------------------------------------
Operator


 Jerry Kaplan, Value Line.


------------------------------------------------------------------------------
 Jerry Kaplan  - Value Line, Inc. - Analyst


 Good quarter. Two quickies. First of all, when will the 10-K be out?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 We expect to file the 10-K this Thursday.


------------------------------------------------------------------------------
 Jerry Kaplan  - Value Line, Inc. - Analyst


 Okay. And second of all, the $1.18, could you break that down by quarters? Because if you add it up, it's $1.08.


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Rather than hold everybody up, I can break that down for you. Give me a call after the conference call and then I can break it down for you.


------------------------------------------------------------------------------
 Jerry Kaplan  - Value Line, Inc. - Analyst


 Fine. Thank you.


------------------------------------------------------------------------------
Operator


 John Curty (ph), Principal Global Investors.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 A point of clarification on the $3 million of charges taken in the fourth quarter. How much of that was in SG&A, and then part of that was in interest expense -- is that correct?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 That is correct. As we pulled out the fourth quarter, looking at it, the 3 million, approximately 1.8 million was in the SG&A line.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 Okay, and the remainder was in interest expense?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 That's correct.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 Okay. And then what was CapEx for the year that just concluded?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Let me get back to you on that one. I've just got to update the Maurices one.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 Okay. And then a question going back to increasing sourcing at Maurices -- the direct sourcing. It's going to be up to 15% this year. Over maybe a three- to five-year period, does that percentage go up some, and maybe by how much?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 It's likely it will go up by some. By how much, I'm not -- we'll see how this 15% goes and watch the trends within the industry. Maximum over a five-year time-frame I would say at this point could be 25 to 30%.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 And what is the time differential? You mentioned that you need to stay current, being a fashion retailer. What's the time differential between using direct sourcing versus the other?


------------------------------------------------------------------------------
 Lisa Rhodes  - Dress Barn - Chief Merchandising Officer, Maurices


 It varies significantly by classification and by country of origin.


------------------------------------------------------------------------------
Operator


 Steve Martin, Slater.


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 Can you break out -- or maybe you will do it in the Q -- the actual pretax amounts for each of these items that are highlighted, because it makes it much easier to model?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Sure. Let me go through it quickly. I don't want to hold up. Again on the litigation reversals, it's there. It's all in one line. You see it. It's 37 point, I believe, 7 on the P&L.


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 And that's all the litigation reversals?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 That's right. That's what we call the judgment piece, which is 32 million, and then the 5.7 million, which is actually the accrued interest on the reversal, and again the difference so that in David's comment, he did indicate that we were able to release a little over $40 million in escrow. And for the escrow agreement, we had to fund it a little above the 100% level.


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 Well, can you also give us what the litigation expense, like the legal fees, were that are no longer ongoing?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Again, we know that we were being charged roughly the 10% or 3.2 million on the litigation. The legal fees on that that will no longer be ongoing are in the range of about $1 million.


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 For the quarter or for the year?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 The year.


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 All right. And the items that were in SG&A and in interest expense?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Sure. When we look at it on a pretax basis, we talked about audit fees, consultant fees for Sarbanes-Oxley compliance. That was, again, in the range of $1.8 million incremental that we don't anticipate will be at that level going forward. That had an impact of about $0.04. We spoke about the write-off of the unamortized underwriting fees that, as a result of our paying off the $100 million term loan, that was approximately $3.2 million write-off in the quarter on a pretax basis. Earnings per share, EPS, effect, about $0.06. And then we had what we call certain extraordinary charges of in the range of roughly maybe $1 million. It all kind of comes down to (multiple speakers)


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 And that was in which line?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


That would've been SG&A as well. (multiple speakers) had write-offs and so forth.


------------------------------------------------------------------------------
 Steve Martin  - Slater Asset Management - Analyst


 That would've been SG&A.


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 So it all kind of comes down to the breakdown of the interest and the SG&A.


------------------------------------------------------------------------------
Operator


 (Operator Instructions). Dennis Van Zelfden, SunTrust Robinson Humphrey.


------------------------------------------------------------------------------
 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 Just a clarification, Armand. Someone might have mentioned that sales on the Dress Barn side in the month of -- or just recently have in fact increased from the last month level, or did you say that they should increase once the weather gets cooler?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Let me clarify that. I said on the Dress Barn side, the sales have softened, and in those particular regions where the weather was more seasonal, we did see increases. So again, that key driver of sweaters, particularly in the Northeast, has been one of the primary factors for the softness of Dress Barn sales in the last three to four weeks.


------------------------------------------------------------------------------
 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


 Okay. And are you saying that it has not increased or rebounded or whatever?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 Yes, we have seen a mild rebound as the weather has turned a little cooler.


------------------------------------------------------------------------------
 Keith Fulsher  - Dress Barn - Chief Merchandising Officer, Dress Barn


But Dennis, for you Southerners, you wouldn't know, but the weather just turned cool on Sunday up here.


------------------------------------------------------------------------------
 Dennis Van Zelfden  - SunTrust Robinson Humphrey - Analyst


Yes, I'm in New York now, so it is a little cooler than it is in Atlanta. Okay, thank you.


------------------------------------------------------------------------------
Operator


 Your last question comes from John Curty, Principal Global Investors.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 A question back on gross margins for the quarter. You mentioned that you lost some leverage from the lack of the extra week in '05 versus '04. How much of a negative impact was that on margins? I'm trying to get a little better sense of what margins would've been on an apples-to-apples basis.


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 We believe that impact was somewhere in the neighborhood of 35 basis points.


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 And the level of markdowns that you took this year compared to last year?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 In the quarter?


------------------------------------------------------------------------------
 John Curty  - Principal Global Investors - Analyst


 In the quarter, yes. How would you classify that?


------------------------------------------------------------------------------
 Armand Correia  - Dress Barn - CFO


 I would classify it on a percentage basis slightly higher, without getting into any specifics.


------------------------------------------------------------------------------
Operator


 Currently, you have no more questions.


------------------------------------------------------------------------------
 Keith Fulsher  - Dress Barn - Chief Merchandising Officer, Dress Barn


 Thank you, operator. Thank you, everyone, for your interest in Dress Barn. If you have any further questions, please don't hesitate to give Armand or me a call, and we look forward to speaking to you in about two months at our first-quarter conference call. Have a good day.


------------------------------------------------------------------------------
Operator


     Thank you for your participation in today's conference. This concludes your presentation. You may now disconnect. Good day.






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